EXHIBIT 21

Significant Subsidiaries

Parent of Significant Subsidiary	Name of Significant Subsidiary	Jurisdiction of Formation of Subsidiary	Names under which Significant Subsidiary does business
PG&E Corporation	Pacific Gas and Electric Company	CA	Pacific Gas and Electric Company
PG&E